EXHIBIT 12

                                      KENTUCKY UTILITIES COMPANY

                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



      Year Ended December 31,            1997       1996        1995       1994        1993
                                                                (in thousands except ratios)

      Earnings
        Net Income                  $  85,713  $  86,163   $  76,842  $  77,512   $  81,286
      Adjustments
        Fixed charges                  39,729     39,688      40,116     34,558      32,899
        Income taxes
        Current Federal                39,353     35,656      23,597     37,058      35,893
        Current State                   8,964      7,387       5,134      8,812       9,484
        Deferred Federal--Net           1,996      5,510      12,165     (1,114)      2,837
        Deferred State--Net             1,377      2,899       3,845         13          71
        Deferred investment
          tax credit--Net                   -          -         (71)       (86)       (107)
        Income taxes included
          in Other Income
          and Deductions
        Current Fed and State          (1,099)     4,426       1,044      1,881      (2,616)
        Deferred Fed and State          1,233     (4,659)       (508)      (458)      2,817
        Amortization of
          investment credit            (4,036)    (4,013)     (4,024)    (4,024)     (4,024)
        Undistributed income of
          Electric Energy, Inc.           (37)        24          99        (39)        (38)


          Total Earnings            $ 173,193  $ 173,081   $ 158,239  $ 154,113   $ 158,502

      Fixed Charges
        Int. on long-term debt      $  37,405  $  37,584   $  36,095  $  32,147   $  31,650
        Other interest charges          2,324      2,104       4,021      2,411       1,249

          Total Fixed Charges       $  39,729  $  39,688   $  40,116  $  34,558   $  32,899


      Ratio of Earnings
        to Fixed Charges                 4.36       4.36        3.94       4.46        4.82




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     Note--Rentals are not material and have not been included in fixed charges.





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